March 10, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:	Microsoft Corporation - Power of Attorney

To whom it may concern:

This will confirm that I have granted each of the individuals listed below the authority to, on my behalf, execute and file Form ID and Form ID Confirming Statement to obtain Edgar access codes, Initial Statement of Beneficial Ownership of Securities (Form 3), the Statement of Changes in Beneficial Ownership of Securities (Form 4) and the Annual Statement of Changes in Beneficial Ownership (Form 5), and enroll me in the Edgar Next dashboard, in connection with transactions in Microsoft Corporation securities, as my Attorney-In-Fact. Such power of attorney shall remain in full force and effect until either (i) I am no longer subject to the reporting requirements under Section 16 of the Securities Act of 1933, as amended or (ii) I have provided you with written notice withdrawing this authority.

The individuals who are authorized to act as my Attorney-In-Fact under this Power of Attorney are as follows:

Julia Stark
Benjamin O. Orndorff
Michael Pressman
Keith R. Dolliver
Christyne Mayberry

This Power of Attorney is effective immediately upon filing with the Securities Exchange Commission and for purposes of my future Form 4 and Form 5 filings relating to Microsoft securities and transactions.

Sincerely,

/s/ Amy Coleman
Amy Coleman